UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2013

PETROSONIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53881	98-0585718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

914 Westwood Boulevard, No. 545

Los Angeles, California 90024

(Address of Principal Executive Offices)

(855) 626-3317

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2013 the Board of Directors of Petrosonic Energy, Inc. (the “Company”) approved the Petrosonic Energy, Inc. 2013 Equity Incentive Plan (the “Plan”). The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance through awards of options, the right to purchase common stock and stock bonuses. The Company has reserved a total of 8 million shares of common stock to be issued in accordance with the terms of the Plan. The Plan is administered and interpreted by the Company’s Board of Directors. The Plan has a term of ten years.

Payment for shares purchased pursuant to the Plan (including shares issued from the exercise of an option) may be made in cash or, where expressly approved for the participant by the Board of Directors and where permitted by law:

(a) by cancellation of indebtedness of the Company to the participant;

(b) by surrender of shares that either: (1) have been owned by the participant for more than six months and have been paid for within the meaning of Securities and Exchange Commission Rule 144; or (2) were obtained by the participant in the public market;

(c) by waiver of compensation due or accrued to the participant for services rendered;

(d) with respect only to purchases upon exercise of an option, and provided that a public market for the Company’s stock exists:

(1) through a “same day sale” commitment from the participant and a broker-dealer whereby the participant irrevocably elects to exercise the option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the broker-dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or

(2) through a “margin” commitment from the participant and a broker-dealer whereby the participant irrevocably elects to exercise the option and to pledge the shares so purchased to the broker-dealer in a margin account as security for a loan from the broker-dealer in the amount of the exercise price, and whereby the broker-dealer irrevocably commits upon receipt of the shares to forward the exercise price directly to the Company; or

(f) by any combination of the foregoing.

Unless an award agreement provides otherwise, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to the merger cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding awards may be assumed, converted or replaced by the successor corporation (if any). In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to the participants as was provided to shareholders. The successor corporation may also issue substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. If the successor corporation refuses to assume or substitute awards, (i) the vesting of all awards granted pursuant to the Plan will accelerate and (ii) all options granted pursuant to this Plan will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines.

Item 9.01	Financial Statements and Exhibits

Exhibit 10.1	Petrosonic Energy, Inc. 2013 Equity Incentive Plan (incorporated by reference from the Company’s S-8 registration statement, file no. 333-189910, filed with the Securities and Exchange Commission on July 12, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROSONIC ENERGY, INC.

March 18, 2014

/s/ Art Agolli
Art Agolli
President, Chief Executive Officer